Exhibit 5.2
Richards, Layton & Finger
A PROFESSIONAL ASSOCIATION
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
(302) 651-7700
Fax: (302) 651-7701
www.rlf.com
November 9, 2005
HSBC Finance Corporation
2700 Sanders Road
Prospect Heights, Illinois 60070

Re:	HSBC Finance Capital Trust IX
     Ladies and Gentlemen:
     We have acted as special Delaware counsel for HSBC Finance Capital Trust IX, a Delaware statutory trust (the “Trust”) in connection with the matters set forth herein. At your request, this opinion is being furnished to you.
     We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:
          (a) The Certificate of Trust of the Trust, as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on September 15, 2005;
          (b) The Declaration of Trust of the Trust, dated as of September 15, 2005, among HSBC Finance Corporation, a Delaware corporation (the “Company”), as sponsor, and the trustees named therein;
          (c) The Registration Statement (the “Registration Statement”) on Form S-3, as amended, including a preliminary prospectus (the “Prospectus”) with respect to, among other things, the Capital Securities of the Trust representing preferred undivided beneficial interests in the Trust (each, a “Capital Security” and collectively, the

HSBC Finance Corporation
November 9, 2005

“Capital Securities”), as filed by the Company and the Trust with the Securities and Exchange Commission on or about September 16, 2005 and as amended by Amendment No.1 to the Registration Statement filed November 9, 2005;
          (d) A form of Amended and Restated Declaration of Trust (the “Declaration”) for the Trust, to be entered into between the Company, the trustees of the Trust named therein, and the holders, from time to time, of the Capital Securities (including the Exhibits thereto), attached as an exhibit to the Registration Statement; and
          (e) A Certificate of Good Standing for the Trust, dated November 8, 2005, obtained from the Secretary of State.
     Initially capitalized terms used herein and not otherwise defined are used as defined in the Declaration.
     As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents, all of which we have assumed to be true, complete and accurate in all material respects.
     With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.
     For purposes of this opinion, we have assumed (i) that the Declaration and the Certificate of Trust will be in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the receipt by each Person to whom a Capital Security is to be issued by the Trust (collectively, the “Capital Security Holders”) of a Capital Security Certificate for such Capital Security and the payment for such Capital Security, in accordance with the Declaration and as contemplated by the Prospectus, and (vii) that the Capital Securities will be authenticated, issued and sold to the Capital Security Holders in accordance with the Declaration and as contemplated by the Prospectus. We have not participated in the preparation of the Registration Statement (except for providing this opinion) or the Prospectus and assume no responsibility for their contents, other than this opinion.
     This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and

HSBC Finance Corporation
November 9, 2005

regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.
     Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:
     1. The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act.
     2. The Capital Securities of the Trust will represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable beneficial interests in the assets of the Trust.
     3. The Capital Security Holders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Capital Security Holders may be obligated to make payments as set forth in the Declaration.
     We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Richards, Layton & Finger, P.A.

EAM